EXHIBIT 10.2

RETENTION AGREEMENT

THIS RETENTION AGREEMENT (the “Agreement”), is made on this 27th day of January, 2005 (the “Effective Date”), by and between GARDENBURGER, INC., an Oregon Corporation (the “Company”) and Jim Linford (the “Executive”).

WHEREAS, the Executive serves as a valued employee of the Company; and

WHEREAS, the Company and the Executive have entered into that certain Employment Agreement dated February 26, 2004 (the “Employment Agreement”); and

WHEREAS, the Company desires to establish an incentive for the Executive to continue to be employed by the Company through and following a Change in Control (as defined in Section 2.4) or a Going Private Transaction (as defined in Section 2.6).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained herein, and intending to be legally bound hereby, the parties agree as follows:

1.                                       Retention Bonus.

1.1.  Bonus Amount and Conditions.  Subject to Sections 1.2, 3, 4 and 5.1, the Company shall pay to the Executive the Retention Bonus (as defined in Section 2.8) to the Executive if:

(a)                                  the Executive exercises all reasonable efforts to support the applicable Change in Control or Going Private Transaction and to cooperate with the Company to consummate the Change in Control (including, if so requested by the Company, providing assistance to the prospective buyer in obtaining financing for the Change in Control) or Going Private Transaction;

(b)                                 promptly, upon request of the Company, executes and delivers a release of certain claims against the Company and any of its Affiliates (as defined in Section 2.1) in a form approved by the Company; and

(c)                                  either:

(i)                                     the Executive has remained continuously employed by the Company through the earlier of:  (A) the date of a Change in Control; (B) the date of a Going Private Transaction; or (C) the second year anniversary of the Effective Date; or

(ii)                                  the Executive’s employment by the Company is terminated by the Company without Cause (as defined in Section 2.3) other than in connection with Executive’s death or Disability (as defined in Section 2.5) at anytime after the one hundred and eighty (180) day period immediately following the Effective Date.

1.2.  Timing and Form of Payment.  Subject to Section 1.1, the Company shall pay the Retention Bonus to the Executive in a lump sum as soon as administratively feasible following the earlier of:  (1) the date of the Change in Control, (2) the date of a Going Private Transaction, or (3) the second anniversary of the Effective Date.

2.                                       Certain Definitions.  As used herein:

2.1.  “Affiliate” means, with respect to a Person (as defined below), another Person that directly or indirectly controls, or is controlled by, or is under common control with such Person.

2.2.  “Base Salary” means the annual amount equal to Two Hundred Eleven Thousand Dollars ($211,000), as adjusted by the Board of Directors of the Company from time to time.

2.3.  “Cause” shall have the meaning set forth in Article I of the Employment Agreement.

2.4.  “Change in Control” shall have the meaning set forth in Article I of the Employment Agreement.

2.5.  “Disability” shall have the meaning set forth in Article I of the Employment Agreement.

2.6.  “Going Private Transaction” shall have the meaning set forth in Section (a)(3) of Rule 13e-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

2.7.  “Person” means any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act.

2.8.  “Retention Bonus” means the amount equal to:

(a)                                  if the Executive has remained continuously employed by the Company through the date of a Change in Control or Going Private Transaction that occurs during the first eighteen (18) months immediately following the Effective Date, the greater of:  (i) the amount equal to twelve (12) months of Base Salary in effect at the time of the payment pursuant to Section 1.2; or (ii) the amount equal to twelve (12) months of Base Salary in effect as of the consummation of any Change in Control or Going Private Transaction; or

(b)                                 if the Executive has remained continuously employed by the Company through the earlier of:  (i) the date of a Change in Control or Going Private Transaction that occurs after the eighteen (18) month anniversary of the Effective Date; or (ii) the second year anniversary of the Effective Date, the greater of:  (A) the amount equal to sixteen (16) months of Base Salary in effect at the time of the payment pursuant to Section 1.2; or (B) the amount equal to sixteen (16) months of Base Salary in effect as of the consummation of any Change in Control or Going Private Transaction; or

(c)                                  if payment to the Executive is due as a result Section 1.1(c)(ii) and the Executive’s termination of employment occurs during the first eighteen (18) months immediately following the Effective Date, the product of:  (i) the greater of:  (A) the amount equal to twelve (12) months of Base Salary in effect at the time of the payment pursuant to Section 1.2; or (B) the amount equal to twelve (12) months of Base Salary in effect as of the consummation of any Change in Control or Going Private Transaction; multiplied by (ii) the quotient of:  (1) the number of days commencing on the Effective Date and ending on the date of the Executive’s termination of employment; divided by (2) either:  (y) in the event of a Change in Control or Going Private Transaction, the number of days commencing on the Effective Date and ending on the date of the Change in Control or Going Private Transaction, respectively; or (z) in the event a Change in Control or Going Private Transaction does not occur prior to the second anniversary of the Effective Date, then 730; or

(d)                                 if payment to the Executive is due as a result Section 1.1(c)(ii) and the Executive’s termination of employment occurs at anytime after the eighteen (18) month anniversary of the Effective Date and before the two year anniversary of the Effective Date, the product of:  (i) the greater of:  (A) the amount equal to sixteen (16) months of Base Salary in effect at the time of the payment pursuant to Section 1.2; or (B) the amount equal to sixteen (16) months of Base Salary in effect as of the consummation of any Change in Control or Going Private Transaction; multiplied by (ii) the quotient of:  (1) the number of days commencing on the Effective Date and ending on the date of the Executive’s termination of employment; divided by (2) either:  (y) in the event of a Change in Control or Going Private Transaction, the number of days commencing on the Effective Date and ending on the date of the Change in Control or Going Private Transaction, respectively; or (z) in the event a Change in Control or Going Private Transaction does not occur prior to the second anniversary of the Effective Date, then 730.

3.                                       Parachute Payments.  Payments under this Agreement shall be made without regard to whether the deductibility of such payments (or any other payments) would be limited or precluded by Section 280G of the Internal Revenue Code of 1986 (the “Code”) and without regard to whether such payments would subject the Executive to the federal excise tax levied on certain “excess parachute payments” under Section 4999 of the Code; provided, however, that if the Total After-Tax Payments (as defined below) would be increased by the limitation or elimination of any amount payable under this Agreement, then amounts payable under this Agreement will be reduced to the extent necessary to maximize the Total After-Tax Payments.  The determination of whether and to what extent payments under this Agreement are required to be reduced in accordance with the preceding sentence will be made at the Company’s expense by an independent, certified public accountant selected by the Executive and reasonably acceptable to the Company.  In the event of any underpayment or overpayment under this Agreement (as determined after the application of this Section 3), the amount of such underpayment or overpayment will be immediately paid by the Company to the Executive or refunded by the Executive to the Company, as the case may be, with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.  For purposes of this Agreement, “Total After-Tax Payments” means the total of all “parachute payments” (as that term is defined in Section 280G(b)(2) of the Code) made to or for the benefit of the Executive (whether made hereunder or otherwise), after reduction for all applicable federal taxes (including, without limitation, the tax described in Section 4999 of the Code).

4.                                       Certain Limitations.

4.1.  Cash Flow Limitation.  Notwithstanding any other provision of this Agreement to the contrary, the aggregate amount of any payments due under this Agreement or any similar retention agreements executed now or in the future with any other employee of the Company or any of its Affiliates (each a, “Key Employee”) to the Executive and one or more Key Employees in a single fiscal year shall be limited so that in no event shall the aggregate amount to be paid in cash cause the Company’s Available Credit plus Cash to fall below $1,500,000 (“Cash Flow Ceiling”); and in the event the Available Credit plus Cash would fall below such amount, the Company shall deliver to the Executive to the extent required by this Agreement a payment in an amount equal to the product of (i) the Cash Flow Ceiling multiplied by (ii) a fraction, the numerator of which is the aggregate amount of such Executive’s full payment hereunder for the fiscal year and the denominator of which is the aggregate amount of all payments due to the Executive and all other Key Employees in such fiscal year (“Cash Flow Permitted Amount”).  To the extent that payments under this Agreement to the Executive in a single fiscal year would exceed the Cash Flow Ceiling (“Cash Flow Shortfall”), the Company shall pay the Cash Flow Permitted Amount to the Executive and shall pay the Cash Flow Shortfall (in whole or in part) as rapidly as permitted by the terms of this Section 4.1.  The obligation to pay the Cash Flow Shortfall shall constitute subordinated debt of the Company until paid.  The Company may, in the sole discretion of the Board, elect to waive the annual cash flow limitation set forth above, and absent such a waiver, the limitation shall apply to payments due under this Agreement.  For purposes of this Section 4.1, “Available Credit plus Cash” means credit available to the Company as calculated by the Chief Financial Officer or an acceptable designee using the borrowing worksheet supplied by the Company’s Senior Lender plus the total amount of cash in the Company’s bank account(s).

4.2.  Debt Limitations.  Notwithstanding any other provision of this Agreement to the contrary, if a payment of any amount to the Executive under this Agreement would, if made, be prohibited pursuant to any agreement to which the Company (as defined below) is or from time to time becomes a party, evidencing or governing indebtedness for borrowed money (each, a “Debt Agreement”), the Company shall identify to the Executive the part, if any, of the amount that the Company is permitted to pay in cash under the Debt Agreement (the “Permitted Cash Amount”).  If any amount is payable under this Agreement in excess of the Permitted Cash Amount (the “Debt Covenant Shortfall”) on the applicable payment date, the Company shall pay the Permitted Cash Amount and shall pay the Debt Covenant Shortfall (in whole or in part) as rapidly as permitted by and in accordance with the terms of the Debt Agreement.  The obligation to pay the Debt Covenant Shortfall shall constitute subordinated debt of the Company until paid.  The Company shall use commercially reasonable efforts to obtain a waiver of any such prohibition as may be contained in any applicable Debt Agreement, but the Company shall not be obligated to post additional collateral or to accelerate or increase its debt payments to obtain such waiver.

4.3.  Bankruptcy Limitation.  The Executive agrees and acknowledges that any payments pursuant to this Agreement that have not accrued and become due and payable prior to the Company or any of its Affiliates filing a petition for relief under the United States Bankruptcy Code in any state or Federal court shall be null and void.

5.                                       Miscellaneous.

5.1.  No Liability of Officers and Directors for Severance Upon Insolvency.  Notwithstanding any other provision of this Agreement and intending to be bound by this provision, the Executive hereby (a) waives any right to claim payment of amounts owed to him, now or in the future, pursuant to this Agreement from directors or officers of the Company if the Company becomes insolvent and/or files a petition for relief under the United States Bankruptcy Code in any state or Federal court (as determined in good faith by the Board), and (b) fully and forever releases and discharges the Company’s officers and directors from any and all claims, demands, liens, actions, suits, causes of action or judgments arising out of any present or future claim for such amounts.

5.2.  Waiver of Civil Code Section 1542.  The Company and the Executive each understand and agree that the releases provided herein extend to all claims of every nature and kind, whether known or unknown, suspected or unsuspected.  It is expressly understood and agreed that the parties hereby waive the provisions of Section 1542 of the California Civil Code (and any statute or law of similar construction in any other jurisdiction), which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

5.3.  Successors and Assigns. The Company may assign this Agreement to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise.  The rights of the Executive hereunder are personal to the Executive and may not be assigned by him.

5.4.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to the principles of conflicts of laws.

5.5.  Enforcement.  Any legal proceeding arising out of or relating to this Agreement will be instituted in the United States District Court, Central District of California, Santa Ana Division, or if that court does not have or will not accept jurisdiction, in any court of general jurisdiction in the State of California, County of Orange, and the Executive and the Company hereby consent to the personal and exclusive jurisdiction of such court(s) and hereby waive any objection(s) that they may have to personal jurisdiction, the laying of venue of any such proceeding and any claim or defense of inconvenient forum.

5.6.  Waivers; Separability.  The waiver by either party hereto of any right hereunder or any failure to perform or breach by the other party hereto will not be deemed a waiver of any other right hereunder or any other failure or breach by the other party hereto, whether of the same or a similar nature or otherwise.  No waiver will be deemed to have occurred unless set forth in a writing executed by or on behalf of the waiving party.  No such written waiver will be deemed a continuing waiver unless specifically stated therein, and each such waiver will operate only as to the specific term or condition waived.  If any provision of this Agreement is declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

5.7.  Notices.  All notices and communications that are required or permitted to be given hereunder must be in writing and will be deemed to have been duly given when delivered personally or upon mailing by registered or certified mail, postage prepaid, return receipt requested, as follows:

If to the Company, to:

Gardenburger, Inc.
15615 Alton Parkway, Suite 350
Irvine, California 92618
Attention:  Scott Wallace

With a copy to:

Mike Rule
Pepper Hamilton
895 Dove Street, Suite 300
Newport Beach, California 92660-6422

If to Executive, to:

Jim Linford

2177 N. Sevenoaks Way

Eagle, ID  83616

or to such other address as may be specified in a notice given by one party to the other party hereunder.

5.8.  Entire Agreement; Amendments.  This Agreement contains the entire agreement and understanding of the parties relating to the provision of a retention bonus and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to that subject.  This Agreement may not be changed or modified, except by an Agreement in writing signed by each of the parties hereto.

5.9.  Withholding.  The Company will withhold from any payments due to Executive hereunder, all taxes, FICA or other amounts required to be withheld pursuant to any applicable law.

5.10.  Headings Descriptive.  The headings of sections and paragraphs of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

5.11.  Counterparts.  This Agreement may be executed in multiple counterparts, each of which will be deemed to be an original, but all of which together will constitute but one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year first above written.

GARDENBURGER, INC.

By:	/s/ Scott C. Wallace

Title:	Chairman, President and CEO

Date:

/s/ Jim Linford